ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-261476
Dated September 27, 2023
PLUS Based on the Value of the EURO STOXX 50® Index due on or about February 5, 2025
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
This document provides a summary of the terms of the Performance Leveraged Upside SecuritiesSM (the “PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the PLUS, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The PLUS do not guarantee any return of principal at maturity and you could lose up to your entire investment. The PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the securities are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying index:	EURO STOXX 50® Index (Bloomberg Ticker: “SX5E”)
Stated principal amount:	$1,000.00 per PLUS
Issue price:	$1,000.00 per PLUS
Minimum investment:	$1,000 (1 PLUS)
Coupon:	None
Pricing date:	October 18, 2023
Original issue date:	October 23, 2023 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	January 31, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	February 5, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per PLUS:
◾      If the final index value is greater than the initial index value:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
◾      If the final index value is less than or equal to the initial index value:
$1,000.00 + ($1,000.00 × underlying return)
Accordingly, if the final index value is less than the initial index value, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the PLUS.

Underlying return:	(final index value – initial index value) / initial index value
Leverage factor:	300%
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Maximum gain:	24.80%
Maximum payment at maturity:	$1,248.00 per PLUS (124.80% of the stated principal amount)
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
CUSIP/ISIN:	06417YVH9 / US06417YVH97
Listing:	The PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$22.50 per stated principal amount.
Estimated value on the pricing date:	Expected to be between $941.00 and $971.00 per stated principal amount. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/9631/000114036123045427/ef20011361_424b2.htm
HYPOTHETICAL PAYOUT
The below figures are based on a hypothetical leverage factor of 300% and hypothetical maximum gain of 24.80% and are purely hypothetical (the actual terms of your PLUS will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity

Change in Underlying Index	Payment at Maturity
+50.0000%	$1,248.00
+20.0000%	$1,248.00
+10.0000%	$1,248.00
+8.2667%	$1,248.00
+6.0000%	$1,180.00
+4.0000%	$1,120.00
+2.0000%	$1,060.00
0.0000%	$1,000.00
-10.0000%	$900.00
-20.0000%	$800.00
-30.0000%	$700.00
-40.0000%	$600.00
-50.0000%	$500.00
-60.0000%	$400.00
-70.0000%	$300.00
-80.0000%	$200.00
-90.0000%	$100.00
-100.0000%	$0.00

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You will find a link to the accompanying preliminary pricing supplement for the PLUS above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the PLUS under “Additional Information About BNS and the PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the PLUS.
The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	The PLUS do not provide any protection against loss; you may lose up to your entire investment.
▪	The stated payout from the issuer applies only at maturity.
▪	Your potential return on the PLUS is limited to the maximum gain.
▪	You will not receive any interest payments.
▪	The amount payable on the PLUS is not linked to the value of the underlying index at any time other than the valuation date.
▪	Owning the PLUS is not the same as owning the index constituent stocks.
Risks Relating to Characteristics of the Underlying Index
▪	An investment in the PLUS involves market risk associated with the underlying index.
▪	There can be no assurance that the investment view implicit in the PLUS will be successful.
▪	The PLUS will not be adjusted for changes in exchange rates related to the U.S. dollar.
▪	The PLUS are subject to non-U.S. securities market risk.
▪	The underlying index reflects price return, not total return.
▪	Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the PLUS.
▪	There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.
▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.
Risks Relating to Estimated Value and Liquidity
▪	BNS’ initial estimated value of the PLUS at the time of pricing (when the terms of your PLUS are set on the pricing date) will be lower than the issue price of the PLUS.
▪	Neither BNS’ nor SCUSA’s estimated value of the PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.
▪	BNS’ initial estimated value of the PLUS does not represent future values of the PLUS and may differ from others’ (including SCUSA’s) estimates.
▪	The PLUS have limited liquidity.
▪
The price at which SCUSA would buy or sell your PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your PLUS. SCUSA’s estimated value of the PLUS is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪	The price of the PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.
Risks Relating to General Credit Characteristics
▪	Payments on the PLUS are subject to the credit risk of BNS.
Risks Relating to Hedging Activities and Conflicts of Interest
▪
Hedging activities by BNS and SCUSA may negatively impact investors in the PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the PLUS.

▪
We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the PLUS.

▪	Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the PLUS.
▪	The calculation agent will have significant discretion with respect to the PLUS, which may be exercised in a manner that is adverse to your interests.
▪	BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪
Uncertain tax treatment. Significant aspects of the tax treatment of the PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Index
For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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